American Assets Trust, Inc. Reports Second Quarter 2014 Financial Results

FFO per share increases 5% and 4% year-over-year for the three and six months ended June 30, 2014, respectively

SAN DIEGO, California - 7/29/2014 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its second quarter ended June 30, 2014.

Financial Results and Recent Developments

•	Funds From Operations increased 5% and 4% to $0.39 and $0.78 per diluted share for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013

•	Net income available to common stockholders of $3.7 million and $8.3 million for the three and six months ended June 30, 2014, respectively, or $0.09 and $0.20 per diluted share, respectively

•	Increasing the lower end of 2014 annual guidance 1% to a range of $1.56 to $1.62 of FFO per share

•	Net termination fee of approximately $0.8 million received for a canceled acquisition during the second quarter of 2014

•	Same-store cash NOI decreased by 2% and 1% for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013

•	Leased approximately 82,000 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 15% and 25%, respectively

•	Leased approximately 33,700 comparable office square feet at an average cash-basis and GAAP-basis contractual rent decrease of 6.6% and 4.8%, respectively

•	Multifamily occupancy increased to 99% at June 30, 2014 compared to 98% for the same period in 2013

•	Signed 41 retail and office leases for approximately 225,800 square feet

During the second quarter of 2014, the Company generated funds from operations (“FFO”) for common stockholders of $23.5 million, or $0.39 per diluted share, compared to $21.4 million, or $0.37 per diluted share, for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the Company generated FFO for common stockholders of $46.5 million, or $0.78 per diluted share, compared to $43.2 million, or $0.75 per diluted share, for the six months ended June 30, 2013. The increase in FFO from the corresponding period in 2013 was largely due to a decrease in interest expense as a result of the Company's payoff, without penalty, of the outstanding mortgage at Alamo Quarry Market during the fourth quarter of 2013. The increase was also attributed to a net termination fee of approximately $0.8 million received for a canceled acquisition during the second quarter of 2014.

Net income attributable to common stockholders was $3.7 million, or $0.09 per basic and diluted share, respectively, for the three months ended June 30, 2014 compared to $3.1 million, or $0.08 per basic and diluted share, for the three months ended June 30, 2013. For the six months ended June 30, 2014, net income attributable to common stockholders was $8.3 million, or $0.20 per basic and diluted share, respectively, compared to net income attributable to common stockholders of $6.3 million, or $0.16 per basic and diluted share, for the six months ended June 30, 2013.  The increase in net income attributable to common stockholders was largely due to a decrease in interest expense and receipt of a termination fee as noted above.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2014	March 31, 2014	June 30, 2013
Total Portfolio
Retail	98.8%	96.8%	96.6%
Office	88.5%	89.5%	92.9%
Multifamily	98.8%	96.3%	97.7%
Mixed-Use:
Retail	99.5%	98.9%	93.8%
Hotel	80.7%	90.2%	88.6%

Same-Store Portfolio
Retail	98.8%	96.8%	96.5%
Office	92.5%	92.4%	97.3%
Multifamily	98.8%	96.3%	97.7%
Mixed-Use:
Retail	99.5%	98.8%	93.8%
Hotel	80.7%	90.2%	88.6%

During the second quarter of 2014, the Company signed 41 leases for approximately 225,800 square feet of retail and office space, as well as 287 multifamily apartment leases. Renewals accounted for 72.2% of the comparable retail leases, 55.6% of the comparable office leases and 61.0% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the second quarter of 2014, our retail and office leasing spreads are shown below:

Q2 2014	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	18	82,000	14.5%	$31.80	$27.78	25.0%
Office	9	33,700	(6.6)%	$36.35	$38.93	(4.8)%

Multifamily
At June 30, 2014, the average monthly base rent per leased unit was $1,438 compared to an average monthly base rent per leased unit of $1,400 at June 30, 2013.

Same-Store Operating Income
For the three and six months ended June 30, 2014, same-store property operating income decreased 1.7% and 1.1%, respectively, on a cash basis compared to the corresponding periods in 2013. For the three and six months ended June 30, 2014, same-store property operating income decreased 1.8% and 1.2%, respectively, on a GAAP basis compared to the corresponding periods in 2013. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (2)
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Cash Basis:
Retail	$16,698	$17,494	(4.6)%	$33,265	$34,624	(3.9)%
Office	10,683	10,034	6.5	20,678	20,106	2.8
Multifamily	2,656	2,558	3.8	5,359	4,991	7.4
Mixed-Use	4,501	5,064	(11.1)	10,256	10,635	(3.6)
	$34,538	$35,150	(1.7)%	$69,558	$70,356	(1.1)%

GAAP Basis:
Retail	$17,136	$17,458	(1.8)%	$34,072	$34,665	(1.7)%
Office	11,547	11,573	(0.2)	22,800	23,312	(2.2)
Multifamily	2,656	2,558	3.8	5,359	4,991	7.4
Mixed-Use	4,430	4,829	(8.3)	10,155	10,321	(1.6)
	$35,769	$36,418	(1.8)%	$72,386	$73,289	(1.2)%

(1)	Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (ii) land held for development.

On a same-store basis, retail property operating income decreased on a cash basis for the three and six months ended June 30, 2014 compared to the same periods in 2013 primarily due to the expiration of the Foodland Super Market lease at Waikele Center on January 25, 2014. The decrease in same-store retail property operating income was also attributed to property tax refunds that were received during 2013.

On a same-store basis, office property operating income increased on a cash basis for the three and six months ended June 30, 2014 compared to the same periods in 2013 primarily due to lease rent escalations at The Landmark at One Market and City Center Bellevue, offset by the expiration of the Tax and Treasury Administration lease at First & Main during the fourth quarter of 2013. On a same-store basis, office property operating income decreased on a GAAP basis for the three and six months ended June 30, 2014 compared to the same periods in 2013 primarily due to the expiration of the Tax and Treasury Administration lease at First & Main, as previously noted.

On a same-store basis, multifamily property operating income increased for the three and six months ended June 30, 2014 compared to the corresponding periods in 2013 primarily due to an increase in average occupancy and average monthly base rent during 2014.

On a same-store basis, mixed-use property operating income decreased for the three and six months ended June 30, 2014 compared to the corresponding periods in 2013 primarily due to a decrease in occupancy and lower revenue per available room at the hotel portion of our mixed-use property in connection with the room refresh of one hotel tower during the second quarter of 2014. The decrease was offset by an increase in percentage leased at the retail portion of our mixed-use property during the six months ended June 30, 2014.

Development
Our redevelopment efforts at Lloyd District Portfolio and Torrey Reserve Campus are ongoing. Both projects remain within budget and on schedule, with the newly completed building at Torrey Reserve Campus being ahead of schedule on leasing activity. Projected costs of the redevelopment at Lloyd District Portfolio are approximately $192 million, of which approximately $72 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in 2014 and 2015. Projected costs of the redevelopment at Torrey Reserve Campus are approximately $34 million, of which approximately $24 million has been incurred to date. We expect to incur the remaining costs for this project in 2014. Our redevelopment and development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At June 30, 2014, the Company had gross real estate assets of $2.1 billion and liquidity of $328.9 million, comprised of cash and cash equivalents of $78.9 million and approximately $250.0 million of availability on its line of credit.

For the three months ended June 30, 2014, we issued 675,270 shares of common stock through the ATM equity program at a weighted average price per share of $34.46, resulting in net proceeds of $23.6 million. For the six months ended June 30, 2014, we issued 2,110,485 shares of common stock through the ATM equity program at a weighted average price per share of $33.51, resulting in net proceeds of $71.5 million. We intend to use the net proceeds primarily to fund our development activities at Torrey Reserve Campus and Lloyd District Portfolio. As of June 30, 2014, we had the capacity to issue up to an additional $53.3 million in shares of common stock under our ATM equity program.

Dividends
The Company declared dividends on its shares of common stock of $0.22 per share for the second quarter of 2014. The dividends were paid on June 27, 2014.

In addition, the Company has declared a dividend on its common stock of $0.22 per share for the quarter ending September 30, 2014. The dividend will be paid on September 26, 2014 to stockholders of record on September 12, 2014.

Guidance
The Company increased the lower end of its guidance for full year 2014 FFO per diluted share to a range of $1.56 to $1.62 per share from the prior range of $1.54 to $1.62 per share, an increase of 1% over the prior low point. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.
Conference Call
The Company will hold a conference call to discuss the results for the second quarter of 2014 on Wednesday, July 30, 2014 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-800-688-0836 and use the pass code 82944172. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, July 30, 2014 through Wednesday, August 6, 2014. To access the replay, dial 1-888-286-8010 and use the pass code 46542414. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's second quarter 2014 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2014 (unaudited)	December 31, 2013
Assets
Real estate, at cost
Operating real estate	$1,926,204	$1,919,015
Construction in progress	116,498	67,389
Held for development	9,084	9,013
	2,051,786	1,995,417
Accumulated depreciation	(341,760)	(318,581)
Net real estate	1,710,026	1,676,836
Cash and cash equivalents	78,859	48,987
Restricted cash	10,766	9,124
Accounts receivable, net	4,940	7,295
Deferred rent receivables, net	33,956	32,531
Other assets, net	53,876	57,670
Total assets	$1,892,423	$1,832,443
Liabilities and equity
Liabilities:
Secured notes payable	$952,847	$952,174
Term loan	100,000	—
Line of credit	—	93,000
Accounts payable and accrued expenses	38,885	37,063
Security deposits payable	5,323	5,163
Other liabilities and deferred credits	57,675	58,465
Total liabilities	1,154,730	1,145,865
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 42,615,331 and 40,512,563 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	426	405
Additional paid-in capital	759,158	692,196
Accumulated dividends in excess of net income	(54,186)	(44,090)
Accumulated other comprehensive loss	(1,093)	—
Total American Assets Trust, Inc. stockholders' equity	704,305	648,511
Noncontrolling interests	33,388	38,067
Total equity	737,693	686,578
Total liabilities and equity	$1,892,423	$1,832,443

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Rental income	$58,793	$59,705	$119,275	$118,927
Other property income	3,392	3,209	6,863	6,167
Total revenue	62,185	62,914	126,138	125,094
Expenses:
Rental expenses	16,500	16,686	33,120	32,972
Real estate taxes	5,129	5,476	11,155	10,276
General and administrative	4,635	4,426	9,247	8,627
Depreciation and amortization	18,209	16,953	34,550	33,966
Total operating expenses	44,473	43,541	88,072	85,841
Operating income	17,712	19,373	38,066	39,253
Interest expense	(13,439)	(14,744)	(27,071)	(29,480)
Other income (expense), net	1,078	(65)	1,014	(344)
Net income	5,351	4,564	12,009	9,429
Net income attributable to restricted shares	(94)	(133)	(164)	(265)
Net income attributable to unitholders in the Operating Partnership	(1,544)	(1,354)	(3,530)	(2,849)
Net income attributable to American Assets Trust, Inc. stockholders	$3,713	$3,077	$8,315	$6,315

Net income per share
Basic income attributable to common stockholders per share	$0.09	$0.08	$0.20	$0.16
Weighted average shares of common stock outstanding - basic	41,816,379	39,460,086	41,202,993	39,247,729

Diluted income attributable to common stockholders per share	$0.09	$0.08	$0.20	$0.16
Weighted average shares of common stock outstanding - diluted	59,721,636	57,429,837	59,110,450	57,244,174

Dividends declared per common share	$0.22	$0.21	$0.44	$0.42

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Funds From Operations (FFO)
Net income	$5,351	$12,009
Depreciation and amortization of real estate assets	18,209	34,550
FFO, as defined by NAREIT	$23,560	$46,559
Less: Nonforfeitable dividends on incentive stock awards	(25)	(71)
FFO attributable to common stock and units	$23,535	$46,488
FFO per diluted share/unit	$0.39	$0.78
Weighted average number of common shares and units, diluted	60,011,025	59,399,188

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607